UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012

Kips Bay Medical, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

001-35080	20-8947689
(Commission File Number)	(IRS Employer Identification No.)

3405 Annapolis Lane North, Suite 200
Minneapolis, Minnesota 55447

(Address of principal executive offices and Zip Code)

(763) 235-3540

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

On July 31, 2012, Kips Bay Medical, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with the Company’s Chairman of the Board, Chief Executive Officer and President, Manny Villafaña.  The Agreement replaces in its entirety the Company’s prior employment agreement with Mr. Villafaña, dated July 19, 2007, and the Company’s change in control agreement with Mr. Villafaña, dated September 12, 2008, both of which previously governed Mr. Villafaña’s employment relationship with the Company.

The Agreement provides that Mr. Villafaña will continue in his positions as the Company’s Chairman of the Board, Chief Executive Officer and President until July 1, 2015, if not earlier terminated.  The Agreement provides for an annual base salary of $355,000, which amount may be reviewed and changed periodically by the Company from time to time.  The Agreement also provides that Mr. Villafaña will be eligible to earn an annual performance-based bonus in accordance with the Company’s bonus policies, if and when any such policies are put in place by the Company’s Board of Directors, and provides that Mr. Villafaña is eligible to participate in the Company’s employee benefit and retirement plans generally available to employees of the Company, in addition to reimbursement of reasonable business expenses incurred by Mr. Villafaña.

The Agreement may be terminated immediately by the Company for Cause (as defined in the Agreement) without Cause upon 60 days written notice to Mr. Villafaña, upon determination by the Company’s Board of Directors to cease business, or upon the death or Disability (as defined in the Agreement) of Mr. Villafaña.  The Agreement may be terminated by Mr. Villafaña for Good Reason (as defined in the Agreement) upon written notice to the Company, or without Good Reason upon 60 days written notice to the Company.

In the event that the Agreement is terminated by the Company for Cause, upon determination by the Company’s Board of Directors to cease business, upon Mr. Villafaña’s death or Disability, by Mr. Villafaña without Good Reason, or on July 1, 2015, the Agreement provides that Mr. Villafaña will be entitled to unpaid base salary and accrued benefits through the date of termination.

In the event that the Agreement is terminated by the Company without Cause or by Mr. Villafaña for Good Reason, the Agreement provides that Mr. Villafaña will be entitled to unpaid base salary and accrued benefits through the date of termination, the pro-rata amount of Mr. Villafaña’s annual incentive bonus at target for Mr. Villafaña’s applicable employment period during the fiscal year of termination (provided only if a bonus plan is put in place by the Company’s Board of Directors and the Company’s senior management are paid a bonus at or above target for the applicable fiscal year), secretarial services for one year following termination, and severance pay of two years of base salary in the event of termination by the Company without Cause or one year of base salary in the event of termination by Mr. Villafaña for Good Reason, in accordance with the Company’s normal payroll practices.

In the event of a termination by the Company without Cause or by Mr. Villafaña for Good Reason within two years of a Change in Control (as defined in the Agreement), Mr. Villafaña will be entitled to unpaid base salary and accrued benefits through the date of termination, the pro-rata amount of Mr. Villafaña’s annual incentive bonus at target for Mr. Villafaña’s applicable employment period during the fiscal year of termination (provided only if a bonus plan is put in place by the Company’s Board of Directors and the Company’s senior management are paid a bonus at or above target for the applicable fiscal year), secretarial services for one year following termination, and severance pay of three years of base salary payable in a lump sum.

The severance and annual incentive bonus payments above are conditioned upon the Company’s receipt of a separation agreement and release of claims from Mr. Villafaña.  The Agreement also provides that Mr. Villafaña will not compete with the Company or solicit the Company’s customers or employees while employed by and for two years after being employed by the Company.  The Agreement also contains certain confidentiality and assignment of inventions and copyrights provisions.

The foregoing description of the material terms of the Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Agreement, which is filed hereto as Exhibit 10.1.

Item 1.02                                           Termination of a Material Definitive Agreement

The information set forth in response to Item 1.01 is incorporated by reference in response to this Item 1.02.

Item 9.01                                           Financial Statements and Exhibits

(a)                                 Financial statements:  None

(b)                                 Pro forma financial information:  None

(c)                                  Shell company transactions:  None

(d)                                 Exhibits:  10.1 — Employment Agreement dated July 31, 2012 by and between the Company and Manny Villafaña.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2012

KIPS BAY MEDICAL, INC.

	By:	/s/ Scott Kellen
Scott Kellen
Chief Financial Officer and Chief Operating Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

EXHIBIT INDEX

to

FORM 8-K

KIPS BAY MEDICAL, INC.

Date of Report:	Commission File No.:
July 31, 2012	001-35080

Exhibit No.	ITEM

10.1	Employment Agreement dated July 31, 2012 by and between the Company and Manny Villafaña.